Exhibit 99.1

Investor/Media Contacts:

Robert J. Cierzan, Vice President, Finance

Sylvia J. Castle, Investor Relations

Aldila, Inc., (858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA REPORTS STRONG SECOND QUARTER 2004 FINANCIAL RESULTS

Poway, CA, July 28, 2004 – ALDILA, INC. (NASDAQ:NMS:ALDA) today reported net sales of $14.3 million and net income of $2.2 million, $0.42 fully diluted per share, for the second quarter ended June 30, 2004.  In the comparable 2003 second quarter, the Company had net sales of $9.9 million and a net loss of $471,000, a $0.10 loss per share.

For the six months ended June 30, 2004 net sales were $29.6 million and net income of $4.4 million, $0.87 fully diluted per share.  In the comparable 2003 six-month period the Company had net sales of $20.0 million and a net loss of $640,000, a $0.13 loss per share.

“We continue to be pleased with our strong 2004 results.  The continuing acceptance of our flagship NV™ wood shaft line by the golfing world led the way to a 45% sales increase versus the second quarter of last year.  Golf shaft units shipped increased 20% and average selling prices on these units increased by 21% in the 2004 second quarter compared to the same period in 2003.  In the 2004 second quarter our cash and cash equivalents increased by $3.3 million to $14.6 million after the payment of our first quarterly cash dividend of $256,000 on June 16, 2004 ($0.05 dividend per share) and $1.4 million of proceeds from the issuance of common stock related to the exercise of stock options.  Gross margin in the 2004 second quarter rose to 42% on a 295% increase in gross profit to $6.0 million as compared to 15% and $1.5 million in the second quarter of 2003,” said Mr. Peter R. Mathewson, Chairman of the Board and CEO.

“Aldila continues to enjoy major success in the OEM stock custom and custom upgrade segments as well as in the distribution arena.  The NV™ shaft line featuring our exclusive Micro Laminate Technology is being expanded with the introduction of our new NVS™ line of wood shafts and Hybrid shafts.  NVS™ will be available to the OEM and distribution segments in August 2004.  NVS™, featuring a softer tip which produces a higher launch angle as compared to NV™, is a proven performer on the PGA Tour with victories at Tucson and The John Deere Classic and numerous top ten finishes to date.  Our NV™ Hybrid shaft model continues to gain market share in the expanding Hybrid/utility club market.  With the addition of the NVS™ Hybrid model we will have the most complete line of Hybrid shaft offerings in the industry.  We expect to be involved with additional Hybrid programs for the 2005 season,” Mr. Mathewson said.

“The Aldila NV™, NVS™ and NV ProtoPype (release date still to be determined) continue to record strong weekly shaft counts on the PGA, Nationwide and European PGA Tours.  Recently, Thomas Levet won the Scottish Open using the Aldila NV™ in all his woods.  In addition, just two weeks after putting our new NVS™ in his driver, Mark Hensby won The John Deere Classic.  On the Nationwide Tour, Aldila continues to be the most popular graphite shaft manufacturer and recently had over 100 wood shafts in play at the Scholarship American Showdown, Nationwide Tour event, which was approximately 25% of the total wood shafts in play.  The NV™ series was the most popular Aldila shaft at the Scholarship American Showdown event and represented approximately 72% of Aldila’s total wood shafts in play.  At the recent PGA Club Pro Championship, Aldila dominated the most popular shaft manufacturer category and the NV™ was the most played series of shafts,” Mr. Mathewson continued.

“Since mid 2003 we have seen a fundamental shift take place in the global carbon fiber market.  Demand is exceeding available supply, which has resulted in higher carbon fiber prices and concerns about available supply.  We expect this situation will continue for the foreseeable future, as limited capacity additions have been committed.  With carbon fiber pricing on the rise we have been forced to begin increasing our shaft prices for the first time in seven years,” said Mr. Mathewson.

“In this environment of rising raw material prices and tight supply we believe we can operate more effectively than our competitors.  We manufacture a substantial portion of our own carbon fiber at Carbon Fiber Technology LLC (“CFT”), our joint venture carbon fiber facility in Wyoming.  We currently are in the process of ramping up our production to full capacity at CFT to meet the demand of the two members and will pursue external sales with any excess carbon fiber.  We also enjoy strong, long term relationships with the major carbon fiber producers.  We believe our large outside purchases of carbon fiber allows us to leverage the best availability and pricing possible,” continued Mr. Mathewson.

“Our composite prepreg sales to third parties increased by 177% and 150% for the second quarter and first half, respectively, versus the 2003 periods,” Mr. Mathewson said.  “Expanding opportunities are being realized, as most prepregers are out of capacity or unable to increase sales due to fiber shortages.  Carbon fiber from our CFT operation provides an opportunity to continue to expand our outside prepreg sales.  We are adding a fifth prepreg line to add additional capacity and allow for continued sales growth.  We expect to have the new line installed and operational by year-end,” said Mr. Mathewson.

“Our hockey business improved during the quarter from a relatively slow first quarter and we currently anticipate a further increase in volume in the current year third quarter,” said Mr. Mathewson.

Due to a management traveling commitment in the second half of October 2004, Aldila anticipates that it will release its third quarter results on Wednesday, November 3, 2004, which is a delay of one week from the Company’s normal reporting timeline.

Aldila, Inc. is a leader among manufacturers of graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers.  Aldila manufactures and assembles hockey sticks and blades, in addition to the manufacture of composite prepreg material for its golf shaft business and external sales.  Aldila also manufactures carbon fiber for internal use through its ownership interest in CFT.

Aldila will host a conference call at 8 a.m., PDT, on Thursday, July 29, 2004 with Peter Mathewson, Chairman and CEO and Robert Cierzan, Chief Financial Officer, to review Aldila’s 2004 second quarter and six months financial report.  A live web cast of the conference call can be accessed on the Aldila web site at http://www.aldila.com at least 15 minutes prior to the call to register and receive instructions for access to the web cast.  For telephone access to the conference call dial 1-800-441-0022 or 1-801-303-7410 for international calls and request connection to the Aldila conference call.  Call leader is Peter Mathewson.  An archive of the web cast will be available through our web site for 90 days following the conference call.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  Such forward-looking statements include, but are not limited to, implications concerning the overwhelming acceptance of the various NV™ shaft lines and that their success will continue to attract new customer accounts.  Forward-looking statements are necessarily subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K/A for the year ended December 31, 2003, under “Business Risks” in Part I, Item 1, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Part I, Item 7 of the Form 10-K/A, and reports on Form 10-Q and Form 8-K.  The forward-looking statements in this press release are particularly subject to the risks that

•                  we will not maintain or increase our market share at our principal customers;

•                  demand for clubs manufactured by our principal customers will decline, thereby affecting their demand for our shafts;

•                  the market for graphite shafts will continue to be extremely competitive, affecting selling prices and profitability;

•                  our product offerings, including the Aldila NV™ shaft line and product offerings outside the golf industry, will not continue to achieve success with consumers or OEM customers;

•                  our business with Mission Hockey will not continue to grow;

•                  our international operations will be adversely affected by political instability, currency fluctuations, export/import regulations or other risks typical of multi-national operations, particularly those in less developed countries;

•                  CFT will be unsuccessful as a result, for example, of internal operational problems, raw material supply problems, changes in demand for carbon fiber based products, or difficulties in operating a joint venture;

•                  the Company will not be able to acquire adequate supplies of carbon fiber, other than that being produced at CFT.

•                  CFT will not be able to acquire adequate quantities of raw materials.

For additional information about Aldila, Inc., please go to the Company’s web site at www.aldila.com.

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ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$14,636	$6,919
Accounts receivable	5,522	4,613
Inventories	7,553	7,778
Prepaid expenses and other current assets	540	399
Total current assets	28,251	19,709

PROPERTY, PLANT AND EQUIPMENT	4,306	4,776

INVESTMENT IN JOINT VENTURE	3,690	4,287

OTHER ASSETS	184	241

TOTAL ASSETS	$36,431	$29,013

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,768	$3,067
Income taxes payable	1,453	—
Accrued expenses	2,393	1,461
Total current liabilities	6,614	4,528

LONG-TERM LIABILITIES:
Deferred rent and other long-term liabilities	29	39
Total liabilities	6,643	4,567

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized 5,000,000 shares; no shares issued
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding 5,127,206 shares in 2004 and 4,885,149 shares in 2003, respectively	51	48
Additional paid-in capital	42,951	41,803
Accumulated deficit	(13,214)	(17,405)
Total stockholders’ equity	29,788	24,446

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,431	$29,013

ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  - UNAUDITED

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

NET SALES	$14,260	$9,863	$29,558	$20,027
COST OF SALES	8,281	8,350	17,455	16,775
Gross profit	5,979	1,513	12,103	3,252

SELLING, GENERAL AND ADMINISTRATIVE	2,329	1,976	4,764	3,902
Operating income (loss)	3,650	(463)	7,339	(650)

OTHER EXPENSE (INCOME):
Interest expense	—	9	—	17
Other, net	18	15	15	45
Equity in earnings of joint venture	(39)	(16)	(138)	(72)

INCOME (LOSS) BEFORE INCOME TAXES	3,671	(471)	7,462	(640)
PROVISION FOR INCOME TAXES	1,498	—	3,015	—

NET INCOME (LOSS)	$2,173	$(471)	$4,447	$(640)

NET INCOME (LOSS) PER COMMON SHARE	$0.44	$(0.10)	$0.90	$(0.13)

NET INCOME (LOSS) PER COMMON SHARE, ASSUMING DILUTION	$0.42	$(0.10)	$0.87	$(0.13)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	4,976	4,948	4,926	4,948

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES	5,217	4,948	5,120	4,948

ALDILA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)

	Six months ended June 30,
	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,447	$(640)
Depreciation and amortization	747	915
Loss on disposal of fixed assets	32	18
Undistributed income of joint venture, net	(153)	(100)
Changes in working capital items, net	1,281	1,978
Net cash provided by operating activities	6,354	2,171

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(285)	(491)
Proceeds from sales of property, plant and equipment	3	15
Distribution from joint venture	750	—
Net cash provided by (used for) investing activities	468	(476)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(287)	—
Proceeds from issuance of common stock	1,438	—
Dividend payment	(256)	—
Net cash provided by for financing activities	895	—

NET INCREASE IN CASH AND CASH EQUIVALENTS	7,717	1,695

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	6,919	3,286

CASH AND CASH EQUIVALENTS, END OF PERIOD	$14,636	$4,981